Exhibit 99.1

Contact:
Rush Enterprises, Inc., San Antonio
Steven L. Keller, 830-302-5226

RUSH ENTERPRISES, INC. REPORTS FIRST QUARTER 2020 RESULTS,
ANNOUNCES $0.13 PER SHARE DIVIDEND

●	Revenues of $1.287 billion, net income of $23.1 million
●	Earnings per diluted share of $0.62
●	Absorption ratio 114.3%
●	Board declares cash dividend of $0.13 per share of Class A and Class B common stock
●	Management suspends share repurchase program
●	Outlook for remainder of year is uncertain due to impact of the COVID-19 pandemic

SAN ANTONIO, Texas, April 22, 2020 — Rush Enterprises, Inc. (NASDAQ: RUSHA & RUSHB), which operates the largest network of commercial vehicle dealerships in North America, today announced that for the quarter ended March 31, 2020, the Company achieved revenues of $1.287 billion and net income of $23.1 million, or $0.62 per diluted share, compared with revenues of $1.348 billion and net income of $37.1 million, or $0.98 per diluted share, in the quarter ended March 31, 2019. Additionally, the Company’s Board of Directors declared a cash dividend of $0.13 per share of Class A and Class B Common Stock, approximately $4.7 million in total, to be paid on June 10, 2020 to all shareholders of record as of May 7, 2020.

“Given the industry-wide slowdown in new Class 8 truck sales, which began in the fourth quarter of 2019, our first quarter 2020 performance was solid,” said W.M. “Rusty” Rush, Chairman, Chief Executive Officer and President of Rush Enterprises, Inc. “However, the effects of the COVID-19 pandemic on our Company began late in the first quarter – impacting only the last few weeks of March – and are not indicative of its future impact on the Company. These are unprecedented times, and we are focused on monitoring the impacts of the pandemic on our business and throughout our industry, while taking appropriate action to preserve the financial stability of Rush Enterprises.”

“I am immensely grateful to our employees for rising to the challenge and continuing to support our customers while doing everything possible to protect the health of loved ones, fellow employees, customers and everyone in the communities we serve. I am also deeply moved by our employees’ commitment to our Company, our economy and our fellow citizens, which I witnessed firsthand while visiting locations over the past few weeks. All of our 7,000-plus employees are helping ensure much needed freight is moving in the United States,” said Rush.

Our Response to the COVID-19 Pandemic and Its Impact on Our Business and Outlook

“Though the effects of the COVID-19 pandemic on our revenues were limited in the first quarter of 2020, we expect that the negative impact on our revenues, and business in general, will be substantial for the foreseeable future. We are following best practices to protect the health of our employees, customers, and the public, while responding to changing customer demand, making adjustments based on our manufacturers’ plant closures and remaining focused on maximizing the strength of our balance sheet to ensure the long-term financial strength of Rush Enterprises,” Rush said.

Supporting Essential Functions While Protecting the Health and Safety of Employees, Customers and Communities
Rush Truck Centers are classified as “essential businesses” and have remained fully operational across the Company’s dealership network, though some hours of operation have been modified and in-person truck sales have been curtailed.

“We are monitoring and complying with CDC guidelines for limiting the spread of COVID-19 and complying with all applicable federal, state and local executive orders. We also provided employees who are unable to work as a direct result of COVID-19 with up to two weeks of additional sick leave. In accordance with CDC guidelines, we have mandated that all employees stay at least 6 feet away from each other and our customers. In addition, we are requiring employees throughout the Company to wear facemasks when required to do so by applicable orders or whenever they cannot maintain safe social distancing from customers or other employees, and we are thoroughly cleaning and disinfecting our facilities on a regular basis. We are also providing curbside parts pick-up, online parts ordering and web-based vehicle service communication to reduce in-person interactions. With 2,400 service bays and 500 mobile service vehicles operating, our service teams are minimizing contact with customers and taking extra precautions to keep high-touch areas on customer vehicles clean and disinfected,” said Rush.

Aftermarket Products and Services
“With only a few minor exceptions, our parts supply chain has remained uninterrupted to-date. However, we increased our parts inventories at all our stores to support an estimated extra 30 days of demand in case of any temporary supplier-related warehousing or logistics challenges,” he said.

“We believe that the investments we have made over the years in our aftermarket strategic initiatives will serve us especially well while social distancing is required. We recently expanded our RushCare Rapid Parts Call Centers and are now even better equipped to handle incoming calls. Our online ordering platforms are another convenient and contactless way that customers can order parts for shipping, delivery or pick-up. Additionally, our Xpress services help expedite vehicle diagnosis and maintenance to ensure customers receive same-day service. Our online communications platform, RushCare Service Connect, is another way we are leveraging technology to maintain continuous remote communication with our customers. We believe these offerings, many of which are the direct result of the successful implementation of our strategic initiatives in recent years, will help us capture additional sales in a tough operating environment,” Rush added.

“We have prohibited our aftermarket sales representatives from visiting customers in-person, unless they are specifically asked to do so, but they are regularly reaching out to customers and prospective customers to understand their business needs and to offer support in every way we can. Obviously, many of our customers have significantly reduced their operations and at this time nobody knows when the national economy, or society in general, will reopen in any meaningful way. As a result, as we look ahead to the second quarter, we anticipate our aftermarket products and services revenues will be negatively impacted by the COVID-19 pandemic,” he said.

Commercial Vehicle Sales
Peterbilt suspended global production of trucks and engines from March 24 until April 27. Navistar shut down its plant in Ohio from March 23 through early May. Although Navistar also suspended manufacturing operations at its plants in Alabama and Mexico, production resumed at both locations on April 13. Additionally, Hino, Isuzu and Ford have each suspended manufacturing operations at their respective plants.

As a result of the COVID-19 pandemic, ACT Research is currently forecasting new U.S. Class 8 retail sales to be 127,500 units in 2020, which would represent a 54.7% decrease compared to 2019.

“Our truck sales representatives are in regular communication with our customers to understand the impact the COVID-19 pandemic is having on their businesses. Currently, we are not experiencing a significant number of cancelled truck orders, but that can quickly change. However, many customers are delaying purchases due to the tremendous uncertainty right now about the economy and the impact of the pandemic. We expect that the pandemic will have a significant negative impact on new Class 8 truck sales in the second quarter, but it is not clear just how significant the impact will be,” Rush said.

With respect to new U.S. Class 4-7 retail sales, ACT Research is currently forecasting retail sales to be 147,400 units in 2020, which would represent a 44.8% decrease compared to 2019.

“We also expect that our medium-duty truck sales will be negatively impacted by the pandemic in the second quarter, as medium-duty commercial vehicle sales usually track closely to the general economy,” Rush added.

“We are approaching write-downs of new and used commercial vehicle inventories more aggressively than in the past, and we believe our inventories are appropriately valued to meet the needs of the market,” he said.

Liquidity and Expense Reduction

In the first quarter, the Company repurchased $19.9 million in stock. However, once the magnitude of the COVID-19 pandemic became apparent, the Company suspended its stock repurchase program. “Our cash position remains strong at $138 million. In March, we renewed a $100 million line of credit for another two years. We currently have no outstanding draws on the line of credit, but believe it is prudent to maintain this credit line in these uncertain times. Our balance sheet is healthy, and we believe the Company is well positioned to navigate the economic and industry challenges that lie ahead,” Rush said.

Notwithstanding the strength of the Company’s balance sheet, the Company is taking steps to reduce expenses. W.M. “Rusty” Rush, Chairman, Chief Executive Officer and President of the Company, has reduced his salary by 25 percent, other members of his senior executive team also reduced their salaries by 10 percent, and the members of the Board of Directors voted to reduce the amount of their annual cash retainer by 10 percent. “We are currently taking steps to reduce expenses and delaying capital expenditures where appropriate to navigate the tough economic conditions and industry specific challenges that most certainly lie ahead,” Rush added.

“On a positive note, I have repeatedly emphasized to our employees that our business is essential to our country’s response to this pandemic, and they have wholeheartedly embraced their role in ensuring food, medical supplies and other essentials continue to move where they are needed. We are all honored to be able to support our employees, customers, our communities and our country during this challenging time,” Rush stated.

First Quarter Results – Operations

Aftermarket Products and Services

Aftermarket products and services accounted for approximately 67% of the Company’s total gross profit in the first quarter of 2020, with parts, service and collision center revenues reaching $428.0 million, down 2.4% compared to the first quarter of 2019. The Company achieved a quarterly absorption ratio of 114.3% in the first quarter of 2020, compared to 121.5% in the first quarter of 2019.

“Our first quarter results declined slightly year-over-year, primarily due to overall softness in demand for aftermarket products and services – a continuation of what we began to see in the fourth quarter of 2019. Activity from customers in the energy sector was down substantially in the first quarter of 2020, compared to the first quarter of 2019, and currently our business related to our energy customers is not a material part of our aftermarket sales revenue. The COVID-19 pandemic had a slight negative impact on our aftermarket revenues in the second half of March, but as I previously discussed, is likely to have a significant negative impact on our aftermarket revenues going forward,” Rush said.

Commercial Vehicle Sales

New U.S. Class 8 retail truck sales were 48,659 units in the first quarter of 2020, down 24.4% over the same time period last year, according to ACT Research. The Company sold 3,078 new Class 8 trucks in the first quarter, a decrease of 13.5% compared to the first quarter of 2019, and accounted for 6.3% of the new U.S. Class 8 truck market.

“Our Class 8 new truck sales were the result of solid business from customers in the refuse and construction sectors, as well as healthy sales of stock trucks across the country. The COVID-19 pandemic had little impact on our first quarter truck sales results, though this will change going forward. Customers are delaying purchases due to economic uncertainty, and, with temporary production suspensions, there are questions about availability of new inventory,” said Rush.

New U.S. Class 4 through 7 retail commercial vehicle sales were 54,702 units in the first quarter of 2020, down 11.5% over the same time period last year, according to ACT Research. The Company sold 3,264 Class 4-7 medium-duty commercial vehicles in the first quarter, an increase of 24.9% compared to the first quarter of 2019, and accounted for 6.0% of the U.S. Class 4 through 7 commercial vehicle market.

“Our Class 4-7 new commercial vehicle sales results were strong in the first quarter, and similar to our new Class 8 truck results, minimally impacted by the COVID-19 pandemic. Our strong medium-duty results were primarily driven by solid activity from our grocery and food service customers, as well as strong stock truck sales throughout our dealership network,” said Rush.

Used truck sales were down slightly through the first two months of the quarter compared to 2019 due to the overall industry downturn. We experienced significant decline in used truck sales in March, which we attribute to the COVID-19 pandemic.

Financial Highlights

In the first quarter of 2020, the Company’s gross revenues totaled $1.287 billion, a 4.6% decrease from $1.348 billion in the first quarter of 2019. Net income for the quarter was $23.1 million, or $0.62 per diluted share, compared to net income of $37.1 million, or $0.98 per diluted share, in the quarter ended March 31, 2019.

Aftermarket products and services revenues were $428.0 million in the first quarter of 2020, compared to $438.4 million in the first quarter of 2019. The Company delivered 3,078 new heavy-duty trucks, 3,264 new medium-duty commercial vehicles, 267 new light-duty commercial vehicles and 1,558 used commercial vehicles during the first quarter of 2020, compared to 3,558 new heavy-duty trucks, 2,614 new medium-duty commercial vehicles, 539 new light-duty commercial vehicles and 1,840 used commercial vehicles during the first quarter of 2019.

The Company increased its lease and rental revenues by 2.3% in the first quarter of 2020, compared to the first quarter of 2019, but experienced a decrease in gross profit margins in the first quarter of 2020, primarily due to decreased rental fleet demand and utilization and decreased variable revenue. Rush Truck Leasing operates 45 PacLease and Idealease franchises with more than 8,100 trucks in its lease and rental fleet and more than 1,100 trucks under contract maintenance agreements.

Selling, general and administrative expenses increased in the first quarter compared to the fourth quarter of 2019, as is expected in the first quarter of every year, primarily due to employee benefits and payroll taxes.

During the first quarter of 2020, the Company repurchased $19.9 million of its common stock pursuant to its stock repurchase plan, which has been suspended as discussed above. In addition, the Company paid a cash dividend of $4.7 million during the first quarter. “We believe that we have taken appropriate actions to solidify the strength of our balance sheet to ensure that the Company can withstand the economic issues that are certainly headed our way,” said Rush.

Conference Call Information

Rush Enterprises will host its quarterly conference call to discuss earnings for the first quarter on Thursday, April 23, 2020, at 10 a.m. Eastern/9 a.m. Central. The call can be heard live by dialing 877-638-4557 (U.S.) or 914-495-8522 (International) or via the Internet at http://investor.rushenterprises.com/events.cfm.

For those who cannot listen to the live broadcast, the webcast will be available on our website at the above link until July 10, 2020. Listen to the audio replay until April 30, 2020 by dialing 855-859-2056 (U.S.) or 404-537-3406 (International) and entering the Conference ID 8584951.

About Rush Enterprises, Inc.

Rush Enterprises, Inc. is the premier solutions provider to the commercial vehicle industry. The Company owns and operates Rush Truck Centers, the largest network of commercial vehicle dealerships in North America, with more than 100 dealership locations in 22 states. These vehicle centers, strategically located in high traffic areas on or near major highways throughout the United States, represent truck and bus manufacturers, including Peterbilt, International, Hino, Isuzu, Ford, FUSO, IC Bus and Blue Bird. They offer an integrated approach to meeting customer needs — from sales of new and used vehicles to aftermarket parts, service and collision center operations plus financing, insurance, leasing and rental. Rush Enterprises' operations also provide vehicle upfitting, CNG fuel systems and vehicle telematics products. Additional information about Rush Enterprises’ products and services is available at www.rushenterprises.com. Follow our news on Twitter at @rushtruckcenter and on Facebook at facebook.com/rushtruckcenters.

Certain statements contained in this release, including those concerning current and projected market conditions, sales forecasts, market share forecasts, demand for the Company’s services, the effects the COVID-19 pandemic may have on our business and financial results, including future issuances of cash dividends and future repurchases of the Company’s common stock, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements only speak as of the date of this release and the Company assumes no obligation to update the information included in this release. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, competitive factors, general U.S. economic conditions, economic conditions in the new and used commercial vehicle markets, customer relations, relationships with vendors, the interest rate environment, governmental regulation and supervision, product introductions and acceptance, changes in industry practices, the duration and severity of the COVID-19 pandemic and governmental mandates in connection therewith, one-time events and other factors described herein and in filings made by the Company with the Securities and Exchange Commission, including in our annual report on Form 10-K for the fiscal year ended December 31, 2019. In addition, the declaration and payment of cash dividends and authorization of future share repurchase programs remains at the sole discretion of the Company’s Board of Directors and the issuance of future dividends and authorization of future share repurchase programs will depend upon the Company’s financial results, cash requirements, future prospects, applicable law and other factors that may be deemed relevant by the Company’s Board of Directors. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual business and financial results and could cause actual results to differ materially from those in the forward-looking statements. All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not have any obligations or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.

-Tables and Additional Information to Follow-

RUSH ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Shares and Per Share Amounts)

	March 31,	December 31,
	2020	2019
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$137,540	$181,620
Accounts receivable, net of allowance	214,597	183,704
Inventories, net	1,190,319	1,326,080
Prepaid expenses and other	14,726	20,728
Assets held for sale	419	419
Total current assets	1,557,601	1,712,551
Property and equipment, net	1,276,055	1,279,931
Operating lease right-of-use assets, net	55,994	57,197
Goodwill, net	292,142	292,142
Other assets, net	60,866	65,508
Total assets	$3,242,658	$3,407,329

Liabilities and shareholders’ equity
Current liabilities:
Floor plan notes payable	$888,680	$996,336
Current maturities of long-term debt	183,727	189,265
Current maturities of finance lease obligations	23,339	22,892
Current maturities of operating lease obligations	10,141	10,114
Trade accounts payable	122,830	133,697
Customer deposits	25,994	42,695
Accrued expenses	97,133	112,390
Total current liabilities	1,351,844	1,507,389
Long-term debt, net of current maturities	426,727	438,413
Finance lease obligations, net of current maturities	75,300	69,478
Operating lease obligations, net of current maturities	46,357	47,555
Other long-term liabilities	19,817	20,704
Deferred income taxes, net	157,137	164,297
Shareholders’ equity:
Preferred stock, par value $.01 per share; 1,000,000 shares authorized; 0 shares outstanding in 2020 and 2019	–	–
Common stock, par value $.01 per share; 60,000,000 Class A shares and 20,000,000 Class B shares authorized; 27,532,890 Class A shares and 8,410,440 Class B shares outstanding in 2020; and 27,953,648 Class A shares and 8,240,486 Class B shares outstanding in 2019	469	465
Additional paid-in capital	406,725	397,267
Treasury stock, at cost: 5,610,906 Class A shares and 5,360,832 Class B shares in 2020 and 5,055,783 Class A shares and 5,306,341 Class B shares in 2019	(324,031)	(304,129)
Retained earnings	1,083,906	1,065,553
Accumulated other comprehensive income	(1,593)	337
Total shareholders’ equity	1,165,476	1,159,493
Total liabilities and shareholders’ equity	$3,242,658	$3,407,329

RUSH ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended March 31,
	2020	2019
	(Unaudited)	(Unaudited)
Revenues:
New and used commercial vehicle sales	$789,554	$838,283
Parts and service sales	427,978	438,354
Lease and rental	60,781	59,433
Finance and insurance	4,467	6,610
Other	3,883	5,637
Total revenue	1,286,663	1,348,317
Cost of products sold:
New and used commercial vehicle sales	728,539	768,417
Parts and service sales	271,415	273,189
Lease and rental	52,208	49,795
Total cost of products sold	1,052,162	1,091,401
Gross profit	234,501	256,916
Selling, general and administrative expense	185,074	187,181
Depreciation and amortization expense	14,330	12,925
Gain on sale of assets	100	57
Operating income	35,197	56,867
Other income	1	−
Equity in earnings of unconsolidated entities	1,240	49
Interest expense, net	4,769	7,358
Income before taxes	31,669	49,558
Provision for income taxes	8,562	12,454
Net income	$23,107	$37,104

Earnings per common share:
Basic	$0.63	$1.01
Diluted	$0.62	$0.98

Weighted average shares outstanding:
Basic	36,485	36,817
Diluted	37,326	37,834

This press release and the attached financial tables contain certain non-GAAP financial measures as defined under SEC rules, such as Adjusted net income, Adjusted total debt, Adjusted net (cash) debt, EBITDA, Adjusted EBITDA, Free cash flow, Adjusted free cash flow and Adjusted invested capital, which exclude certain items disclosed in the attached financial tables. The Company provides reconciliations of these measures to the most directly comparable GAAP measures.

Management believes the presentation of these non-GAAP financial measures provides useful information about the results of operations of the Company for the current and past periods. Management believes that investors should have the same information available to them that management uses to assess the Company’s operating performance and capital structure. These non-GAAP financial measures should not be considered in isolation or as a substitute for the most comparable GAAP financial measures. Investors are cautioned that non-GAAP financial measures utilized by the Company may not be comparable to similarly titled non-GAAP financial measures used by other companies.

		Three Months Ended
Commercial Vehicle Sales Revenue	(in thousands)	March 31, 2020	March 31, 2019
New heavy-duty vehicles		$470,784	$530,918
New medium-duty vehicles (including bus sales revenue)		243,972	199,680
New light-duty vehicles		11,498	22,019
Used vehicles		59,710	82,992
Other vehicles		3,590	2,674

Absorption Ratio		114.3%	121.5%

Absorption Ratio

Management uses several performance metrics to evaluate the performance of its commercial vehicle dealerships and considers Rush Truck Centers’ “absorption ratio” to be of critical importance. Absorption ratio is calculated by dividing the gross profit from the parts, service and collision center departments by the overhead expenses of all of a dealership’s departments, except for the selling expenses of the new and used commercial vehicle departments and carrying costs of new and used commercial vehicle inventory. When 100% absorption is achieved, then gross profit from the sale of a commercial vehicle, after sales commissions and inventory carrying costs, directly impacts operating profit.

Debt Analysis	(in thousands)	March 31, 2020	March 31, 2019
Floor plan notes payable		$888,680	$1,111,473
Line of credit		−	75,000
Current maturities of long-term debt		183,727	157,213
Current maturities of finance lease obligations		23,339	19,709
Long-term debt, net of current maturities		426,727	438,794
Finance lease obligations, net of current maturities		75,300	49,947
Total Debt (GAAP)		1,597,773	1,905,410
Adjustments:
Debt related to lease & rental fleet		(648,054)	(597,182)
Floor plan notes payable		(888,680)	(1,111,473)
Adjusted Total Debt (Non-GAAP)		61,039	196,755
Adjustment:
Cash and cash equivalents		(137,540)	(126,572)
Adjusted Net Debt (Cash) (Non-GAAP)		$(76,501)	$70,183

Management uses “Adjusted Total Debt” to reflect the Company’s estimated financial obligations less debt related to lease and rental fleet (L&RFD) and floor plan notes payable (FPNP), and “Adjusted Net (Cash) Debt” to present the amount of Adjusted Total Debt net of cash and cash equivalents on the Company’s balance sheet. The FPNP is used to finance the Company’s new and used inventory, with its principal balance changing daily as vehicles are purchased and sold and the sale proceeds are used to repay the notes. Consequently, in managing the business, management views the FPNP as interest bearing accounts payable, representing the cost of acquiring the vehicle that is then repaid when the vehicle is sold, as the Company’s credit agreements require it to repay loans used to purchase vehicles when such vehicles are sold. The Company’s lease & rental fleet are fully financed and are either (i) leased to customers under long-term lease arrangements or (ii), to a lesser extent, dedicated to the Company’s rental business. In both cases, the lease and rental payments received fully cover the capital costs of the lease & rental fleet (i.e., the interest expense on the borrowings used to acquire the vehicles and the depreciation expense associated with the vehicles), plus a profit margin for the Company. The Company believes excluding the FPNP and L&RFD from the Company’s total debt for this purpose provides management with supplemental information regarding the Company’s capital structure and leverage profile and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts. “Adjusted Total Debt” and “Adjusted Net (Cash) Debt” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, the Company’s debt obligations, as reported in the Company’s consolidated balance sheet in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

		Twelve Months Ended
EBITDA	(in thousands)	March 31, 2020	March 31, 2019
Net Income (GAAP)		$127,586	$155,127
Provision for income taxes		44,048	49,517
Interest expense		26,218	22,734
Depreciation and amortization		56,777	60,506
Loss (gain) on sale of assets		59	(382)
EBITDA (Non-GAAP)		254,688	287,502
Adjustment:
Interest expense associated with FPNP		(25,279)	(21,148)
Adjusted EBITDA (Non-GAAP)		$229,409	$266,354

The Company presents EBITDA and Adjusted EBITDA, for the twelve months ended each period presented, as additional information about its operating results. The presentation of Adjusted EBITDA that excludes the addition of interest expense associated with FPNP to EBITDA is consistent with management’s presentation of Adjusted Total Debt, in each case reflecting management’s view of interest expense associated with the FPNP as an operating expense of the Company, and to provide management with supplemental information regarding operating results and to assist investors in performing analysis that is consistent with financial models developed by management and research analyst. “EBITDA” and “Adjusted EBITDA” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net income of the Company, as reported in the Company’s consolidated statements of income in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

		Twelve Months Ended
Free Cash Flow	(in thousands)	March 31, 2020	March 31, 2019
Net cash provided by operations (GAAP)		$599,342	$58,445
Acquisition of property and equipment		(279,411)	(253,616)
Free cash flow (Non-GAAP)		319,931	(195,171)
Adjustments:
(Payments) draws on floor plan financing, net		(177,997)	261,536
Proceeds from L&RFD		200,409	162,473
Principal payments on L&RFD		(172,412)	(161,962)
Non-maintenance capital expenditures		36,486	48,050
Adjusted Free Cash Flow (Non-GAAP)		$206,417	$114,926

“Free Cash Flow” and “Adjusted Free Cash Flow” are key financial measures of the Company’s ability to generate cash from operating its business. Free Cash Flow is calculated by subtracting the acquisition of property and equipment included in the Cash flows from investing activities from Net cash provided by (used in) operating activities. For purposes of deriving Adjusted Free Cash Flow from the Company’s operating cash flow, Company management makes the following adjustments: (i) adds back draws (or subtracts payments) on the floor plan financing that are included in Cash flows from financing activities as their purpose is to finance the vehicle inventory that is included in Cash flows from operating activities; (ii) adds back proceeds from notes payable related specifically to the financing of the lease and rental fleet that are reflected in Cash flows from financing activities; (iii) subtracts draws on floor plan financing, net and proceeds from L&RFD related to business acquisition assets that are included in Cash flows from investing activities; (iv) subtracts principal payments on notes payable related specifically to the financing of the lease and rental fleet that are included in Cash flows from financing activities; and (v) adds back non-maintenance capital expenditures that are for growth and expansion (i.e. building of new dealership facilities) that are not considered necessary to maintain the current level of cash generated by the business. “Free Cash Flow” and “Adjusted Free Cash Flow” are both presented so that investors have the same financial data that management uses in evaluating the Company’s cash flows from operating activities. “Free Cash Flow” and “Adjusted Free Cash Flow” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net cash provided by (used in) operations of the Company, as reported in the Company’s consolidated statement of cash flows in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

Invested Capital	(in thousands)	March 31, 2020	March 31, 2019
Total Shareholders' equity (GAAP)		$1,165,476	$1,083,421
Adjusted net debt (cash) (Non-GAAP)		(76,501)	70,183
Adjusted Invested Capital (Non-GAAP)		$1,088,975	$1,153,604

“Adjusted Invested Capital” is a key financial measure used by the Company to calculate its return on invested capital. For purposes of this analysis, management excludes L&RFD, FPNP, and cash and cash equivalents, for the reasons provided in the debt analysis above and uses Adjusted Net Debt in the calculation. The Company believes this approach provides management a more accurate picture of the Company’s leverage profile and capital structure and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts. “Adjusted Net (Cash) Debt” and “Adjusted Invested Capital” are both non-GAAP financial measures. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.